EXHIBIT 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the APAC Fourth Quarter Earnings Results Conference Call. This call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Ms. Jody Burfening of Lippert/Heilshorn. Please go ahead ma’am.

Jody Burfening, Managing Director, Lippert/Heilshorn, Investor Relations

Thank you very much. Good morning and welcome to the 2006 Fourth Quarter and Fiscal Year-End Conference Call for APAC Customer Services. We have previously sent copies of our earnings release to the call participants. If you have not yet received a copy, please call Lippert/Heilshorn at (212) 838-3777. Company representatives on today’s call are Bob Keller, President and Chief Executive Officer and George Hepburn, Senior Vice President and Chief Financial Officer. The agenda for today’s call will include business updates by business by Mr. Keller, a financial review by Mr. Hepburn and a Q&A session.

Before opening the conference call, I would like to remind everyone that certain statements including statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the beliefs and expectations of the company and its management are forward-looking statements.

All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events and they are subject to known and unknown risks and uncertainties and other factors which can cause actual events and results to differ materially from historical results and the future results expressed or implied by the forward-looking statements. The company’s forward-looking statements speak only as of today’s date. Please refer to the company’s annual report on Form 10-K for the year ended January 1, 2006 and the company’s quarterly reports on the Form 10-Q for the quarters ended April 2, July 2 and October 1, 2006, and today’s earnings release for a description of reasons that may cause actual results to differ from those expressed or implied in the forward-looking statements.

To supplement the company’s consolidated financial statements presented in accordance with GAAP, the company uses certain measures defined as non-GAAP financial measures by the SEC. For more information on these non-GAAP financial measures, please see the reconciliations that are attached to today’s earnings release and the company’s annual report on Form 10-K for the year ended January 1 2006 and the company’s quarterly reports on Form 10-Q for the quarters ended April 2, July 2 and October 1, 2006.

Copies of the company’s public filings are available on a website maintained by the SEC at www.sec.gov and today’s press release is also posted on the company’s website at www.apaccustomerservices.com.

With that, I would now like to turn the call over to Bob. Good morning Bob.

Robert J. Keller, President and Chief Executive Officer

Good morning Jody. Thank you. Good morning everyone and thank you for joining us for our fourth quarter earnings call. It’s good to be talking to you at the end of a very pivotal year for APAC.

When I last spoke with you in November, I said the 2006 third quarter marked the completion of APAC’s strategic realignment; an initiative we really started almost 3 years ago to fundamentally change our business model from outbound to inbound, from acquisition to service, from a purely domestic model to a more balanced geographic model and from largely an internal focus to a point of view that balances the needs of our employees, our customers and our share owners.

I am pleased to report that our actions in 2006 and especially our performance in the fourth quarter validate our direction. We’ve been successful in shifting APAC’s focus to inbound customer care applications, exiting non-strategic and unprofitable client relationships, significantly accelerating the growth of our offshore operations and rationalizing our domestic cost structure.

Our fourth quarter results demonstrate that we’re on the right track and that we have a business model that can drive future growth and profitability. To call out just a few of the more important highlights of our recent performance, for the 2006 year excluding revenue from exited outbound customer acquisition business from both our 2005 and 2006 results, revenue increased 11.1% or $22.3 million from 2005.

For the fourth quarter 2006, offshore revenue from continuing clients grew 157% to 9.4 million from the comparable prior year quarter and for the full year offshore revenue from continuing clients also grew 157% to $28 million. For the fourth quarter we achieved a gross margin of 16.3%, which was well within the range of our guidance to The Street.

We also completed the debt refinancing in early February that we believe will enable us to meet our ongoing operation needs and fund our anticipated growth. There are a couple of points about our performance and potential where I think it would be helpful for us to provide you more texture. First, during the period, we experienced weather related delays in the construction of our third facility in the Philippines.

While we were able to add additional temporary seats twice during the quarter our capacity did not keep pace with demand. We felt the effect of this limitation in the 2006 fourth quarter both in terms of revenue and margins and it will affect our first quarter 2007 results as well.

We currently expect to open our third site late in the first quarter or very early in the second quarter and we’ll build it out aggressively over the balance of 2007. While the delays have been frustrating and our Philippine results were less than optimal, our overall results in the fourth quarter clearly demonstrate the positive financial leverage we get as we grow our offshore business.

The second issue where I’d like to provide some additional clarity is the Medicare Part D program, which was first launched in November 2005 and initially targeted to enroll all eligible seniors. The program has been challenging to forecast and has greatly impacted the pattern of our quarterly results over the past two years. In 2006, we benefited from two enrollment periods: January through May as part of the original rollout and November and December for this year’s newly eligible participants. Going forward, we’re only counting on a 45-day annual enrollment period and we expect annual revenue from our existing programs to stabilize at about half of its 2006 volume of $33 million, with the highest revenue concentration during the enrollment period in the fourth quarter of each year and the highest cost incurred during the ramp up in the immediately preceding third quarter and ramp down in the first quarter of the following year. We’re anticipating that new business awards, some as early as next week, will fill the year to year Part D revenue gap.

Speaking of new business, our pipeline remains robust. It includes opportunities in the heath care, telecommunications, and business service verticals as well as additional publishing business. We are well positioned to add new business from both existing and new clients both domestically and offshore. We’re excited about the rollout of the new multiyear contract with Expedia Corporate Travel as well as several recent awards in the publishing sector. One of those awards is to test the classified advertising sales and support program for an existing publishing client that represents our first entree into that application space. If successful, it represents a huge opportunity for us to leverage the success we’ve enjoyed on the subscription side of this industry.

Tactically in 2007, we will continue to focus on improving service quality, take additional steps to strengthen and expand our Manila infrastructure, add resources focused solely on new client growth, begin exploring daytime work opportunities in Manila, and expand our atHOME model where appropriate. All of these actions will have both short and long term benefits to our organization and to our customers.

To sum up, based on how we exited 2006 and the demand for our services both domestically and in the Philippines, we are optimistic about our potential in 2007 and beyond.

At this point, I’ll turn the call over to George to run through our numbers and give you more details on our financial guidance. George?

George H. Hepburn, III, Senior Vice President and Chief Financial Officer

Thanks, Bob. Our results for the quarter and the year showed that we have successfully completed our turnaround and positioned a path for future growth. Although our income statement for the fourth quarter is complicated by a non-cash tax charge that I’ll discuss in detail in a minute, the important thing to note is that before tax, we were profitable for the period.

For the fourth quarter of 2006, net revenue was 56.1 million or 3.6 million lower than the 59.7 million of revenue we had in the prior year’s fourth quarter. Excluding the 2.1 million of revenue from the exited outbound customer acquisition business from our fourth quarter 2005 results, revenue decreased 1.5 million or 2.7% over the prior year quarter. This decrease is due to our domestic operations, primarily from the exit of the T-Mobile business earlier this year and from lower Part D revenue.

Our Part D revenue for the 2006 quarter was 8.8 million compared to 10.0 million in the prior year period. This decrease reflects the higher enrollment activity in its first year of operation when all seniors over 65 were eligible to enroll in the program. Offshore revenue totaled 9.4 million in the 2006 quarter compared to 5 million in the comparable 2005 period, an increase of 87% despite capacity constraints from the construction delay of our third permanent facility in the Philippines.

To meet our clients’ needs, we added 578 production seats to our offshore operations during the quarter, which included 382 seats in our temporary facility. Given the delay in the opening of our third site, we now expect to transition our clients into the facility starting in late March and into the second quarter which will slow the ramp-up of additional business in the first and second quarter of 2007.

On a sequential basis from the third quarter of 2006, we benefited from two main improvements: the seasonal increase in the domestic Medicare Part D revenue and an increase in production revenue from both offshore and domestic as we had a significant amount of our billable hours in training last quarter. The 38% increase in offshore revenue was instrumental in our margin improvement because as you know, offshore business has lower revenue rates but far higher margins than domestic business.

Fourth quarter 2006 cost of services decreased to 46.9 million from 51.8 million in the prior year’s quarter due to lower domestic labor costs which were partially offset by the increase in offshore labor costs as well as lower domestic overhead from closed centers.

Gross profit was 9.1 million or 16.3% compared to 7.8 million or 13.1% in the 2005 period. This improvement reflects the higher contribution from our offshore operations and a reduction in domestic call center overhead.

Our SG&A expenses for the fourth quarter of 2006 were 7.9 million compared to 7.3 million in the prior year quarter as the increase in compensation related expenses which includes stock option expense was only partially offset by some of the benefits from restructuring activities and expense controls.

In the 2006 period we had favorable resolution of some expenses for restructuring and reversed 316,000 in restructuring charges. This put total operating expenses for the 2006 quarter at 7.6 million compared to 12.3 million for the 2005 period.

Operating income for the fourth quarter was 1.5 million, up from prior year quarter’s loss of 4.5 million and income before tax was 954,000, up from a loss of 4.9 million in the prior year.

Restructuring charges of 5 million were recorded in the fourth quarter of 2005 while the fourth quarter of 2006 reflects the 316,000 reversal of prior year restructuring charges. Adjusting for these items, our fourth quarter 2006 income before tax improved by .6 million from the prior year quarter. The improvement in these areas represents the culmination of a lot of hard work on behalf of our employees and the solid relationships we have developed with our clients.

Moving down the P&L, net loss for the 2006 fourth quarter was 24 million or 49 cents per share compared to a net loss of 1.5 million or 3 cents per share in the prior year quarter. The large increase in losses is related to the tax expense line which included a 27.7 million valuation allowance for our net deferred tax assets. This allowance was necessitated under FAS 109 due to our historic losses. During 2006 we crossed into a period where we had cumulative losses for the prior 12 quarters. This triggered a secondary analysis which requires us to estimate future earnings based solely on existing contractual agreements to determine the period of time it would be expected that the company would utilize these tax assets. The resulting calculation suggested a lengthy period required to utilize these assets resulting in the decision to put up an allowance for these assets. I’d like to emphasize that the valuation allowance does not impair our ability to utilize the tax benefits in the future and does not indicate any negative change in management’s view of the potential of our business.

Turning to the balance sheet, our year end net debt was 17.5 million, up from 11 million in the prior year’s fourth quarter due to increases in working capital from a 4-day increase in DSO and for an increase in capital expenditures. As you know earlier this month we completed our debt refinancing, increasing our total borrowing capacity to 42.5 million of which 27.5 million is a revolving loan facility and 15 million is a term loan. Our debt and capital structure are thus in very good shape providing us with the financing we need for the completion of our third Philippine site and all our planned activities related to known growth opportunities.

Capital expenditures in the 2006 fourth quarter totaled 4.4 million compared to 2.7 million in the 2005 period. Our capital expenditures for the quarter were lower than expected primarily due to construction delays in our third Philippine site. From a liquidity standpoint, fourth quarter 2006 adjusted EBITDA improved 31% to 4.6 million compared to 3.5 million in last year’s fourth quarter on the strength of our improving margins. Free cash flow totaled 533,000 compared to a negative 4.2 million for the same period. Fourth quarter 2006 adjusted free cash flow was 217,000, down 600,000 from the prior year quarter as higher adjusted EBITDA was more than offset by higher CapEx.

In terms of our full year financial results comparing 2006 to 2005, the trends and the factors behind them were very similar to those in the fourth quarter, so I’ll just summarize them briefly. Total revenue for 2006 of 224.3 million was lower than 2005’s 239.8 million; however, excluding revenue from the exited customer acquisition business from both years, revenue increased 22.3 million or 11.1%. For the full year 2006, offshore revenue rose 90% to 29 million from 15.2 million in 2005 primarily from growth in our healthcare and publishing verticals. Medicare Part D revenue totaled 33.3 million compared to 11.5 million in 2005 as a result of having a full year’s customer service revenue and 2 periods of enrollment activity.

In terms of a break down of the 2006 revenues by vertical, healthcare made up 37% followed by communications at 23%, business services 15%, financial services 8%, publishing 6%, travel and entertainment 6% and all other at 5%. To put it into perspective, healthcare is our fastest growing vertical having almost double from last year’s 19% of revenue. Gross margins for 2006 improved to 12.1% compared to 9.55 for fiscal year 2005 reflecting our increase in offshore business, a more profitable client mix and more efficient domestic capacity. SG&A expenses for 2006 totaled 32.1 million, compared to 34.4 million in the prior year, decreasing as a result of expense cuts partially offset by stock option expense.

Our 2006 full year capital expenditures were 10.7 million, excluding the 3.25 million funded by the Green Bay land lord, up from 8.7 million in 2005 due to our spending offshore and the relocation of our Green Bay facility. Our full year 2006 CapEx was down several million from our previous guidance due primarily to the delays in construction for our third site in the Philippines.

Finally, adjusted EBITDA picked up very substantially totaling 7.7 million for 2006, compared to 1.1 million for 2005. Although we may not have defined this for you in a quantitative sense, we are pleased with the overall improvements in this financial measure.

At this point I’d like to talk about our outlook for the future. We believe the next several years will be a very exciting period for APAC and we would like to provide you with some high level guidance regarding our goals and expectations. Our overall goals over the next 3 years include achieving low double digit compounded revenue growth. This will come primarily from continued focus on growing our offshore seats by 1,000 to 2,000 seats per year and adding incremental domestic revenues by expanding our current client relationships and adding to our atHOME agent program. We expect to continue to expand gross margins on a year-over-year basis as our offshore business continues to grow. This will inherently lead to improved profitability and year-to-year improvement in earnings per share. We also expect similar improvement in the EBITDA margin, such that by 2008 full year EBITDA should more than cover CapEx and we should be in position to have free cash flows start to pay down debt.

Specifically, with regard to 2007 revenues, we expect the first quarter to be our most challenging given some of the seasonality in our client mix and the ramp down of the part D business but with expected new business, our financial performance will build throughout the year culminating in a strong fourth quarter, which has historically been our best quarter.

Finally, as we mentioned in the press release, we have made great strides in 2006 and we expect that we will be profitable for the 2007 full year. At this point I’d like to turn it back – open it up for questions.

QUESTION AND ANSWER SECTION

Operator: Our question-and-answer session is conducted electronically. [Operator Instructions] We’ll go first to Bob Evans with Craig-Hallum Capital.

<Q – Robert Evans>: Good morning, gentlemen, and congratulations on turning profitable in Q4.

<A – George Hepburn, III>: Thanks, Bob.

<A – Robert Keller>: Thank you, appreciate it.

<Q – Robert Evans>: A few questions, first just on detail items for D&A and CapEx for ‘07. George could you give us a little color there given the change or the shift in the build up?

<A – George Hepburn, III>: Hold on a second while I get that number. For 2006 was approximately 13 million D&A. Hold on a second let me get that number for you.

<Q – Robert Evans>: Okay, I’ll ask a different question while you get it if that’s alright, and can you elaborate a little bit more on the weather issue that delayed the construction and maybe if you could give us a sense of how many seats you’re thinking about starting the year, ending the year?

<A – Robert Keller>: Yes, we had 41 days of heavy rain in the fourth quarter. I think we were also impacted by the typhoon that went through, didn’t touch us and frankly didn’t impact our operations at all but it pulled manpower away from our facility for a while and so I think we’re kind of back on track there.

I would tell you as I mentioned in my remarks it was pretty frustrating. We had enough demand that we opened a temporary site. We filled that. Opened a second temporary site; we filled that. Opened a third temporary site; filled that and so there was clearly a fair amount of demand that we didn’t get to. Our current plans are to open the facility – there are four phases of growth to the facility, 500 seats a shot. We’re going to open basically with the first two sold out and build out the second last two phases in the back half of the year.

<Q – Robert Evans>: Okay, and then you said the first two would happen relatively close together?

<A – Robert Keller>: Yes, we expect that they would happen in the second quarter.

<Q – Robert Evans>: Okay, and could you also clarify a comment on the press release, I believe you had set a 3-year goal of low double-digit revenue growth, annual or compounded revenue growth but also was that low double-digit EBITDA margin as well?

<A – George Hepburn, III>: Yes but not EBITDA margin growth.

<Q – Robert Evans>: Not EBITDA margin so basically you’re saying in 3 years you believe you can get to a low double-digit EBITDA margin?

<A – George Hepburn, III>: Yes we expect to have double-digit EBITDA margins. Correct.

<Q – Robert Evans>: In 3 years. So I guess...

<A – George Hepburn, III>: Over this period.

<Q – Robert Evans>: Yes but from now till ‘09?

<A – George Hepburn, III>: Correct.

<Q – Robert Evans>: Okay I just wanted to clarify because I...

<A – George Hepburn, III>: I understand the confusion.

<Q – Robert Evans>: Okay.

<A – George Hepburn, III>: To answer your question on the depreciation. We anticipate spending somewhere between about and 15 and 18 million in CapEx in 2007 but your question was on depreciation and amortization, it will go up slightly this year. It was close to 13 million, it was about 12.5 million and as we have closed sites historically, they were more fully depreciated assets. The newer sites in Manila will add incremental depreciation and amortization to our financials.

<Q – Robert Evans>: Do you think I meant if it was 12.5 million last year, I mean are we talking 13.5, 14 million? I’m just trying to get a general sense of ballpark increase?

<A – George Hepburn, III>: It will increase. We haven’t given specifics on that one Bob.

<Q – Robert Evans>: Okay that’s fine and then final question that I always ask, on the gross margin, you had the strong gross margin in Q4. Is that a should we view that as a gross margin that you should continue to achieve going forward and build upon or how should we kind of think of gross margin trends?

<A – George Hepburn, III>: The – our current expectations are that year-to-year we will have increasing margins. At this point, we’re not providing quarterly guidance on our margins.

<Q – Robert Evans>: Okay. Is there anything from a seasonal standpoint that would hurt gross margins? I’m just trying to understand if there’s a seasonality to them or not?

<A – George Hepburn, III>: Yes, I think we’ve tried to be pretty clear in our discussion that we are ramping down the Part D business in the first quarter and we have maxed out, at least temporarily, our capacity in the Philippines while we complete that third site.

<Q – Robert Evans>: Okay. Alright, thank you.

Operator: We’ll go next to Rob Damron with 21st Century Equity.

<Q – Robert Damron>: Good morning, guys.

<A – Robert Keller>: Good morning, how are you doing?

<Q – Robert Damron>: Good. Good. Listen, I wanted to ask another question about the facilities in the Philippines, the temporary facilities that you have there. Once the new facility opens up, will you keep the temporary facilities up and running or will you plan to move all the seats from the temporary facilities into the new facility?

<A – Robert Keller>: Yes, we’re going to – we would expect to be out of the temporary facilities in the May timeframe.

<Q – Robert Damron>: Okay, now are there some incremental or one-time expenses that you are incurring in the current timeframe by running these temporary facilities versus running your own facility?

<A – Robert Keller>: Sure. Yes, I mean there are redundant costs.

<Q – Robert Damron>: Okay. Is there any way to quantify some of that or not?

<A – Robert Keller>: We haven’t provided that level of detail, no.

<Q – Robert Damron>: Okay, and then maybe you could talk a little bit about the new Expedia contract, how many seats that could generate for you and then also the ramp down in the Harrah’s contract, maybe just talk a little bit about those two things.

<A – Robert Keller>: Yes, we don’t give specific seat guidance on individual accounts, but from a strategic point of view, we think Expedia is a terrific client. Obviously, they do an awful lot of business with one of the other providers in our industry who I think the market values pretty highly and we think this is kind of the crown jewel and if we do a good job here, we have an opportunity to compete for the consumer business as well. So we’re excited about the opportunity and I don’t know that we have ever commented publicly on our relationship with Harrah’s and so I think we’ll just keep it at that.

<Q – Robert Damron>: Okay, and then just one last high level question. Could you just provide your 10% customers for 2006?

<A – Robert Keller>: Sure.

<A – George Hepburn, III>: Yes, in the fourth quarter, our top – our clients over 10% were WellPoint at 22%; Verizon at 20.8% and UPS at 16.3%. For the full year, it was pretty much the same, only different percentages: WellPoint at 19.5; Verizon at 17.4; and UPS at 15.5.

<Q – Robert Damron>: Okay, that’s helpful. Thank you very much.

Operator: [Operator Instructions] We’ll go next to Nate Swanson with ThinkEquity.

<Q – Nate Swanson>: Hi, guys. Congrats on the quarter.

<A – Robert Keller>: Thanks, Nate.

<Q – Nate Swanson>: I just want to go back to the weather delay and make sure I understand this correctly. Should we be thinking that the setback will push out the quarterly expansion throughout the year or can you make up some of that as you go?

<A – Robert Keller>: I think our expectation is that we’ll have an opportunity to make that up.

<Q – Nate Swanson>: Okay. So net-net, it’s possible that you’ll be able to end the year where you expected previously.

<A – Robert Keller>: We expect to end the year where we were previously.

<A – George Hepburn, III>: Yes, I think – obviously we were not able to have as many seats in production in the first and second quarter. That will have some timing impact on that revenue growth. But we expect that our seat count will be back on track and we will by the end of the year be at a level where we anticipate it to be.

<Q – Nate Swanson>: Okay, great. And then can you talk about were there any changes to the staffing environment and specifically wage inflation as you attempt to ramp the new facility aggressively?

<A – Robert Keller>: We continued to get a level of pressure on wages in our Alabong facility. That whole area has been aggressively built out and as a result, I think people are competing within the same labor pool. Our expectation in Cubao is frankly that it will be easier there in the immediate term and the immediate term I’d look at is a 12 to maybe 18-month horizon because we’re going to be the only ones in that space for that period of time. But I would tell you we are still very happy with our ability to attract the right kind of people in that space.

<Q – Nate Swanson>: Okay, great. And then I know in the past you’ve talked about expanding geographically just for multilingual or bilingual opportunities.

<A – Robert Keller>: Yes.

<Q – Nate Swanson>: Any thoughts on what your timing might be there?

<A – Robert Keller>: Well I think as we look forward, we’re looking at potentially a fourth site in the Philippines with some geographic dispersion from our first three sites in order to provide some level of, if not disaster recovery, work force continuation for our clients over there. And so we are in the process of evaluating sites there as we speak.

I think the recent midterm elections and some of the initial presidential campaign rhetoric that we’re all hearing says that there is going to be an increased emphasis on universal healthcare. We believe that given our presence in the healthcare sector, that’s probably going to be a good thing for us. But we also believe that it will drive the demand for bilingual capability and we’re looking at that. I would tell you I wouldn’t anticipate that that would be material or even impact ’07, although we’ll have activities related to it in ‘07. I think it’s probably more of an ‘08, back half of ‘08 initiative at this point.

<Q – Nate Swanson>: Okay, great. And then just lastly, Bob, you talked about some daytime work opportunities in Manila. Can you expand on what types of services you might be providing there and potential timing of when we might hear or see more of that?

<A – Robert Keller>: I think we’re looking – we’re not looking at dramatically changing what we do. We’re probably going to focus some sales resource in Asia and Australia to take a look at providing daytime work in the daytime for companies in that sector and we are in active discussions with some of our existing clients about specific customer care programs that are 24x7 here domestically that would give us an opportunity to get a foothold there. Again, I don’t view – I view that activity as being extraordinarily strategic. It could dramatically improve what are already very good margins in that space. But from a materiality point of view, I wouldn’t anticipate that for 2007 that our activities there would be material.

<Q – Nate Swanson>: Okay, but just to be clear, these would be more high-value voice applications and not lower value back office processing?

<A – Robert Keller>: Right.

<Q – Nate Swanson>: Okay, great. That’s all I had. Thank you.

Operator: We’ll go next to Jeff Nevins with First Analysis.

<Q – Jeff Nevins>: Good morning. Just one or 2 questions if you can hear me okay?

<A – Robert Keller>: You’re breaking up a little bit Jeff.

<Q – Jeff Nevins>: It looked like Verizon had a good uptick in the fourth quarter. Is that true? Are you doing some new business for them? And what are you doing for them?

<A – Robert Keller>: We’ve expanded largely the business that we have been doing for them. We got a bigger piece of the pie and I think we are well positioned to continue to grow that business.

<A – George Hepburn, III>: I might add that you may be looking back to the third quarter where we had a large amount of domestic revenue in training. We mentioned one of our sites that we converted from T-Mobile for Verizon in Utica is now fully in production and that all occurred really in the fourth quarter.

<Q – Jeff Nevins>: Okay. George, just a question for you on the outlook. ‘07 you’re expecting to be profitable. Could you provide any sort of guidance or ranges or thoughts on interest expense and taxes? What are you assuming in those numbers?

<A – George Hepburn, III>: Well, two sort of somewhat obvious things is that with the increased borrowing and the term facility that term debt is at a higher rate than we have been paying on our revolver. We did that really as a way to tie the build out, the fixed asset components of our expansion to a term piece so that the revolver truly would be working capital based. That said overall debt will level out here probably by the first or second quarter at a level higher than it has been in 2006. So we are expecting an increase in interest expense in 2007. The tax line is a result of the write-off of the deferred tax assets. Frankly we should be in a position of having very low book and cash taxes for the next couple of years.

<Q – Jeff Nevins>: Okay. Thanks.

Operator: We’ll go next to Colin Gillis with Canaccord Adams.

<Q – Colin Gillis>: Yes. Thanks for taking my question. Just briefly, as you expand in Manila do you see yourself luring more ex-pats into the management level or is there enough natural talent in the Philippines?

<A – Robert Keller>: That’s a great question. I’ll tell you we believe that we need to supplement the local talent with ex-pats and we’re in the process of doing that both on a client-specific basis and on an overall basis. And I think that the challenge for us there is that we’re primarily the guys that are doing both healthcare and publishing, and so our ability to go out and attract application experienced management is pretty limited; we’ve got to build our own. And so we have an extraordinary focus on the development of talent within our organization and we’re being pretty aggressive about sending folks over there to help.

<Q – Colin Gillis>: Okay, great. And then just on – I don’t know if you gave it earlier or if I missed it, but the impact of currency in 2006, and what the hedge program is going forward in ‘07.

<A – George Hepburn, III>: We have had really frankly an immaterial impact as a result of the foreign currency exchange risks. It is something that we’re starting to consider. I know others have been impacted more heavily than we have, so it’s something that over the course of 2007 we will be considering whether or not we need to match through a currency program, a hedging program, spot buys or something for payroll or asset purchases. But at this point in time we do not have a program but it is something we’re considering in 2007.

<Q – Colin Gillis>: Just one last one. In terms of the sales cycle, do you see that customers are making more of a vendor short list, which has sort of accelerated the decision-making process?

<A – Robert Keller>: You know, I think the process has changed a little bit and the cycle is a little bit shorter. I think two or three years ago we were having to pretty aggressively sell the concept of outsourcing and we’re running into that a lot less. And the other piece that has been I think maybe beneficial to us is that given our specific client mix there are huge opportunities within our existing clients, and after you prove yourself within one organization or one geography the sales cycle for the next one is shorter and that’s of benefit as well.

So yeah, I think two years ago we would have characterized the sales cycle as being more than 12 months and we think it’s 6 to 12 months at this point in time.

<Q – Colin Gillis>: Great. Thank you, great quarter.

<A – Robert Keller>: Thank you.

Operator: We’ll go to Bob Evans with Craig-Hallum Capital.

<Q – Robert Evans>: Hi. Actually to follow-up of that question on the sales cycle; in terms of business pipeline that you have today, both new and existing customers, how would you characterize it versus a year ago in terms of – not looking for exact numbers but trying to get some sense of magnitude of change?

<A – Robert Keller>: You know, frankly we’re excited about our pipeline. We think it is broad and deep. It spans virtually all of the verticals that we have an interest in and more so than a year ago, there are opportunities domestically.

<Q – Robert Evans>: The size of deals that you’re seeing, I mean are they – can you give us some sense of – are they typical size deals are they more 5 to $10 million deals, $30 million deals? Just trying to get, again – not looking for total specifics, but just a little bit greater color.

<A – Robert Keller>: I think our target deal’s probably in the neighborhood of 400 seats.

<Q – Robert Evans>: Okay. 400 seats with predominantly offshore?

<A – Robert Keller>: Well we want the right kind of domestic business and so if you got right business, right client, right price point, it’s fine. Frankly 400 seats domestically is twice the revenue of 400 seats offshore.

<Q – Robert Evans>: Sure.

<A – Robert Keller>: But yes, I think it’s pretty clear that our offshore performance drives our financial growth. And so there was a question earlier about where we see margins going and I’m not going to expand on George’s comment other than to say we finished it 16 plus in the fourth quarter without getting the contribution that we expected to get from the Philippines this time around. So we feel good about how we’re positioned.

<Q – Robert Evans>: To expand on that comment, put it this way; to get to your low double-digit EBITDA margin goal 3 years out, I assume most of that, not all but a lot of it will come on gross margin expansion?

<A – Robert Keller>: Some significant portion of it will, yes.

<Q – Robert Evans>: Okay, and could you comment on your seats?

<A – Robert Keller>: But by the way, it isn’t that we expect to get there 3 years out. It’s that we expect to get there and run there during this period of time.

<Q – Robert Evans>: Okay. Okay. I understand. Can you also comment on your seats in terms of domestic and atHOME seats, where you ended ‘06 and where you would expect to be end of ‘07?

<A – Robert Keller>: Yes. George will give you the exact numbers. Just let me comment on the atHOME program. We absolutely believe that it is a fundamental component of our service offering in that it will enable us over time to grow our domestic business without having to spend as much CapEx. And we were very pleased with how we performed in ‘06. But the optimal case for us is when we have no more capacity, no empty seats domestically and then add growth through the atHOME program.

And we clearly had capacity in the system in ‘06. So financially at this point in our evolution, it’s not particularly material in terms of financial leverage. It’ll get there over time. But it is – my comment in my opening remarks were we’ll grow that as appropriate because we think we need to have it as a service offering. But again, until we’re running flat out and the next seat we add because we don’t have any more capacities in atHOME seats. We don’t get an extraordinary amount of financial leverage out of it.

<Q – Robert Evans>: Sure. Can you comment on what is your capacity utilization domestically?

<A – Robert Keller>: Sure. George will give you those numbers.

<A – George Hepburn, III>: Well the, in the release we provided a break-down of domestic and off-share end of period but within the 4,700 seats domestically, 143 of them were off, were atHOME. Not you know we were targeting originally this year 200 so we fell a little bit short that’s why I think Bob made those comments but we’re still we’ve got a number of clients interested in that application and that’s a positive. The, what was the other question?

<Q – Robert Evans>: The utilization?

<A – George Hepburn, III>: We have about 15% excess domestic capacity and that is really, really ought to be a range between 10 and 20 because we’re ramping down the Part D business which is domestic and it’s a very difficult projection on where those seat counts will level out.

<Q – Robert Evans>: Okay and the amount of T-Mobile, I know the T-Mobile revenue had gone down this quarter. Can you comment on how much of a change that was year-over-year?

<A – Robert Keller>: I think we said $5.6 million?

<Q – Robert Evans>: Was it 5.6? I’m sorry.

<A – George Hepburn, III>: 5.7 million in the fourth quarter of ‘05.

<Q – Robert Evans>: Okay, alright. Would you be willing to give – you gave a revenue mix break out for ‘06. Would you be willing to give the same breakout for the fourth quarter?

<A – Robert Keller>: Now we don’t comment quarterly.

<Q – Robert Evans>: Oka, alright. Thank you.

<A – Robert Keller>: You’re welcome.

<A – George Hepburn, III>: The revenue, I’m sorry; your question was for 2006?

<Q – Robert Evans>: Yes, Q4 2006.

<A – George Hepburn, III>: Yes, that’s in the release.

<Q – Robert Evans>: Oh, I’m sorry. I don’t have everything at my fingertips.

<A – George Hepburn, III>: Yes, okay. I just wanted, I thought you were asking about ‘07. Yes the 2006 breakdown of revenue was 46.7 million domestically and 9.4 million offshore.

<Q – Robert Evans>: No. No. I’m sorry. I meant by vertical. You had given the, you had given health care and you had gone through all the various verticals...

<A – George Hepburn, III>: We are primarily health care and publishing offshore but we are not breaking down our revenues by vertical domestic and offshore.

<Q – Robert Evans>: And I was just wondering about for the quarter. I think you had given a number of percentages by vertical for the year if I’m not mistaken and I was wondering if you would break it out by vertical for the fourth quarter? Health care, publishing, financial services and so forth.

<A – Robert Keller>: Yes hold on one second, I think we’ve got that.

<A – George Hepburn, III>: The health care vertical was 41%, telecommunications was 22%, business services was 16%, publishing was 7%, financial services was 5, travel and entertainment was 4 and all other was the balance.

<Q – Robert Evans>: Thank you very much.

Operator: We’ll go to Ron Chez, private investor.

<Q – Ron Chez>: Congratulations on the good quarter and the progress.

<A – Robert Keller>: Thank you.

<Q – Ron Chez>: Do you still have that; you had talked about a large domestic opportunity?

<A – Robert Keller>: Yes.

<Q – Ron Chez>: Still hanging out there?

<A – Robert Keller>: Yes actually we expect to hear on one of those opportunities as early as next week.

<Q – Ron Chez>: And could something more strategic on, with regard to your ability to deliver quality. I happened to make a call that got me to a call center in India which was enormously difficult. Would you comment on your quality capabilities versus calls that are routed to India or other places?

<A – Robert Keller>: Yes, I’d be happy to, Ron. We think India is a wonderful place to do outsourcing for an awful lot of applications, but we’ve always believed that both from a cultural point of view and from a language point of view that the Philippines are the best place to do interactive dialog applications. We think culturally that they have an extraordinary bias towards service and that from a language skill point of view, it’s less of an issue of dialect and much more of an issue of cadence, and we think we can train for cadence in a couple of days frankly.

And we have language training. We do application-specific training for our industries. We do geographic orientation. So if we’re serving a particular part of the country, we train people in terms of what are the major learning parks and sports teams and activities that go on in that. And our clients help us frankly with all of that. And so I just think that we’ve found a terrific place to do what we do. And I think based on the demand that our clients have shown after spending time there, it’s pretty clear that they’re excited about the opportunities as well.

<Q – Ron Chez>: Are you and your customers satisfied with your progress with regard to your key performance indicators?

<A – Robert Keller>: Yes, I’m not sure that’s quite the right word because I’m not sure that we’re ever satisfied with quality. We always think that we can do better. But from a performance point of view, I think we are performing at or above our clients’ expectation and feel comfortable about our ability to do that. I would tell you that I think we have an opportunity again based on where we are and our focus on a limited set of industries and the kind of clients that we have, to raise the bar in terms of quality and ultimately have that be returned in terms of financial results.

I think if I characterized how we look at quality today, we’re letting our customers lead us in terms of defining what the expectations are and I think we’re at a point where we know enough about how to do what we do that frankly we ought to be setting the bar, not them. And I think there are emerging technologies in terms of voice recognition and things that can really up the ante in terms of how you leverage technology to provide a better quality product for your client. And ultimately, I think the use of those tools leads frankly into consulting opportunities with our clients about their product performance and how their clients react to their products. And so we think that an emphasis on quality is the hallmark of our clients’ relationship with us and frankly, we think we can do an even better job than we’ve done and separate ourselves from the pack as we do that.

<Q – Ron Chez>: You had talked – I was going to ask you about additional products and/or services. You had talked about additional services for example, consulting. Are you working on the development of existing – of additional services, excuse me?

<A – Robert Keller>: I think we have a vision of what those things could be. I would say we’re growing fast enough now that we just want to do what we do consistently well and up to our standards and I think if we do that, it will create the opportunities that we’re talking about.

<Q – Ron Chez>: Would you comment on pricing, the pricing environment please?

<A – Robert Keller>: I still think it is largely benign. We’re not running into our competition often and even when we have, we haven’t had to – we’re not selling based on price and we haven’t had to. So we’re pretty comfortable with the environment at this point.

<Q – Ron Chez>: One more question, a long time ago you had talked about a key measure that we should look at being employee retention.

<A – Robert Keller>: Yes.

<Q – Ron Chez>: Do you wish to comment on that?

<A – Robert Keller>: I think we had the best year that we have ever had and frankly, exceeded our own internal targets in terms of retention in ‘06 and we expect that we’ll do even better in ‘07. So we’re making progress in that regard.

<Q – Ron Chez>: Thank you.

Operator: We’ll go to Joseph Foresi with Janney Montgomery Scott.

<Q – Joseph Foresi>: Hi guys, thanks for taking my call here, just two quick ones, I know that we’re reaching the time limit here.

<A – Joseph Foresi>: Yes.

<Q – Joseph Foresi>: I wonder if you could just comment on a macro level on seat turns, your view of maybe where the business is now and maybe where you see it going.

<A – Robert Keller>: I’m not quite sure I understand the question.

<Q – Joseph Foresi>: Seat turns in general are obviously – the day is broken into 24 hours and there’s 8 hours in a day and sometimes markets can be serviced from using the same seat. You have 1, 1.2, 1.3, 1.5.

<A – Robert Keller>: Yes.

<Q – Joseph Foresi>: I’m just curious as to where you see your – have you given any thought to the seat turn process and do you see that maybe increasing, decreasing?

<A – Robert Keller>: Well, we think we have huge opportunities to increase that specifically offshore. We’re basically running one shift offshore and so in Manila, we’re operating at night and we’re paying a premium to go do that and so one of the things we talked about tactically was trying to drive daytime work into Manila because of what you’ve obviously identified as significant leverage there. I would tell you we are at step one in that process relative to the opportunity.

<Q – Joseph Foresi>: Sure, and my last question and again, thanks for taking the questions. On the labor supply side, where do you currently see the average increase for next year? You can give one either on a macro level for the industry itself or individually, but what do you see as far as wage increases and maybe what kind of impact on margins will that be?

<A – George Hepburn, III>: There are some published reports, which of course are always after the fact and late, that have been saying that the Philippine labor rates have been increasing 3 to 4%. Frankly, we see it a little bit higher than that and we anticipate that on a go-forward basis that the labor rates will continue to increase at a rate north of that level.

<Q – Joseph Foresi>: Okay, and is that just at the entry level or is that at both levels or is there a specific level, maybe at the manager level, that really you start to see the increase?

<A – George Hepburn, III>: It’s at all levels.

<Q – Joseph Foresi>: Okay, great. Thanks, guys.

<A – Robert Keller>: Yes.

Operator: And our final question comes from Nate Swanson with ThinkEquity.

<Q – Nate Swanson>: Hi. All my questions have been answered. Thank you.

<A – Robert Keller>: Yes.

Operator: At this point, I’ll turn the conference back to our presenters for any additional or closing comments.

Robert J. Keller, President and Chief Executive Officer

Well before we close today’s call, I’d like to reiterate a few points, first that we worked very hard for the past 3 years to position ourselves for profitable growth. And in the fourth quarter of last year, I think we demonstrated the long-term potential of our business, including the financial benefit of increasing our offshore business. And overall we’re very pleased and happy with how we’re positioned.

I want to thank you again for your interest and your support. Have a great day.

Operator: This does conclude today’s conference. Thank you for your participation. You may disconnect at this time.

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